PROGEN
                                                              INDUSTRIES LIMITED



            PROGEN DIRECTORS TAKE UP OPPORTUNITY TO EXERCISE OPTIONS


BRISBANE,  AUSTRALIA WEDNESDAY MAY 25, 2005 Progen Industries Limited (ASX: PGL,
NASDAQ: PGLAF) announced today that all directors have exercised all their options due to expire on 31 May 2005. In accordance with ASX Listing Rules the Company will be lodging individual Appendix 3Ys in relation to each director's interest in the Company.

The exercise of 864,000 options will provide a further $2.2 Million in equity funding to the Company, which is in addition to $8.9 Million that will be raised through the exercise or underwriting of our shareholder listed options as announced last week. At the completion of the exercise of the directors' and listed options the Company will have approximately $24.6 Million in cash.

Progen CFO and Company Secretary Linton Burns commented, "The directors are confident of the Company's current strategy, its upside and in particular the upside potential for PI-88. This is despite the current volatility in the biotech market."

"The additional cash from the exercise of the directors' options will augment our strong financial position and allow us additional flexibility required to achieve important goals. In particular these cash resources will be applied towards progressing the PI-88 clinical program and scale-up manufacture, licensing activities and advancing our innovative drug discovery efforts to the next stage."


END


                                                                        Page 1/2

ABOUT  PROGEN:
Progen Industries Limited is an Australian based globally focused biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of cancer and other serious diseases.

Progen's three key areas of focus are:
- CLINICAL DEVELOPMENT - via a focused clinical trial programme involving its two compounds PI-88 and PI-166.
- DRUG DISCOVERY - projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
- COMMERCIAL SERVICES - manufacturing of biopharmaceutical products to global standards.


KEYWORDS - Progen, cancer, melanoma, drug discovery, PI-88, angiogenesis, heparanase,

WEB LINKS TO SELECTED RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:
First Line Melanoma Phase II trial launched  www.progen.com.au/?page=nepress2005.html
                                             ----------------------------------------
Phase II melanoma results at ASCO            www.progen.com.au/?page=nepress2005.html
                                             ----------------------------------------
Underwriting Agreement Signed                www.progen.com.au/?page=nepress2005.html
                                             ----------------------------------------
Open Briefing: MD on strategy                www.progen.com.au/?page=nepress2005.html
                                             ----------------------------------------
Half Year Financial Release                  www.progen.com.au/?page=nepress2005.html
                                             ----------------------------------------
PI-88 mode of action                         www.progen.com.au/?page=repi-88.html
                                             ------------------------------------
Progen's drug development pipeline           www.progen.com.au/?page=pihome.html
                                             -----------------------------------
Progen Industries Ltd                        www.progen.com.au
                                             -----------------


CONTACTS:

PROGEN INFORMATION:
Linton Burns                                 Lewis Lee
Chief Financial Officer                      Managing Director
Progen Industries Limited                    Progen Industries Limited
Linton.Burns@progen.com.au                   Lewis.Lee@progen.com.au
--------------------------                   -----------------------
Ph:  61 7 3273 9100                          Ph: 61 7 3273 9100



This press release contains forward-looking statements that are based on current management expectations. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


                                                                        Page 2/2